ML California Municipal Series Trust
Series Number: 1
File Number: 811-4264
CIK Number: 765199
Merrill Lynch California Insured Municipal Bond Fund
For the Period Ending: 08/31/2003

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended August 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/01/2003	$3,100	CAL HSG RESDL	1.28	02/01/2033
05/15/2003	500	CAL HSG RESDL	1.17	02/01/2033
05/15/2003	6,000	CAL HSG RESDL	1.17	02/01/2033
06/02/2003	11,000	CAL HSG RESDL	0.95	02/01/2033